UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2017

Flotek Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13270	90-0023731
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10603 W. Sam Houston Pkwy N., Suite 300 Houston, Texas		77064
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 849-9911

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

As previously reported on January 19, 2016, the Board of Directors of Flotek Industries, Inc. (“Flotek” or the “Company”) formed a special committee consisting of five independent directors (the “Special Committee”) to conduct an independent review of issues related to the Company’s FracMax® software and the efficacy of CnF®. The Special Committee engaged independent counsel and an independent software expert, reviewed relevant documents and conducted interviews of persons with relevant information.

The Special Committee has completed its investigation and did not find any evidence of intentional misconduct, fraud or intent to deceive investors or any evidence that any Flotek director, officer or employee breached his fiduciary duties. The Special Committee concluded that the previously acknowledged errors in the FracMax® software most likely resulted from the accidental inclusion of test code by the third-party software developer in the FracMax® software that affected the production data for non-CnF® wells in Texas in the database. The third-party developer who was hired to write code for FracMax® acknowledged that he made an inadvertent error in the code that was unknown to him or to Company management until after the Bronte report. The Special Committee found no evidence that the inclusion of the test code was intentional or designed to manipulate the FracMax® data to produce inaccurate results. In addition, the Special Committee found that management generally set a positive “tone at the top.” While the Special Committee found no evidence of fraud, the Special Committee did recommend improvements to Flotek’s software development and disclosure procedures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOTEK INDUSTRIES, INC.

Date: February 8, 2017	/s/ Robert M. Schmitz
Robert M. Schmitz
Executive Vice President and Chief Financial Officer